Exhibit 10.4

FULL AND FINAL RELEASE AND SETTLEMENT AGREEMENT

This Full and Final Release and Settlement Agreement (this “Agreement”) is made and entered into as of March 13, 2026 (the “Effective Date”), by and among:

(a) 93529113 Quebec Inc. (doing business as “Excellent Photo”) (“Purchaser”); (b) Eli Rubin, (“Rubin” collectively with Purchaser (the “Releasors”); (c) Reliance Global Group, Inc., a Florida corporation (NASDAQ: RELI) (the “Company”); (d) Reliance Global Holdings, LLC (“RGH”); (e) Ezra S. Beyman and Debbie Beyman (“collectively the “Beymans”). Purchaser, Rubin, the Company, RGH and the Beymans are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on or about September 11, 2020 (the “Purchase Date”), the Company entered into that certain Stock Purchase Agreement, and any attached exhibits thereto (the “SPA”) with the Purchaser in connection with the issuance and sale of 1,333,334 shares of the Company’s common stock for a purchase price of $100,000 (the “Shares”);

WHEREAS, Section 4 of the SPA provides that after 12 months from the Purchase Date, RGH would guarantee the value of the Shares to be $100,000 and, in the event of any shortfall, RGH would supplement the difference in cash or shares (the “Guarantee”);

WHEREAS, Rubin represents that he is the ultimate beneficial owner of the Purchaser and/or the transferee/assignee of the Purchaser’s rights with respect to the Guarantee and has asserted that amounts remain due under or in connection with the Guarantee;

WHEREAS, RGH previously caused the issuance/delivery of 12,000 shares of the Company’s common stock to Rubin (or his designee) on March 26, 2025,. The 12,000 shares were deposited into Rubin’s brokerage account on or about July 3, 2025 with a closing stock price of $1.62, for an aggregate value of $19,440, as a partial satisfaction of the Guarantee;

WHEREAS, the Parties desire to fully and finally resolve any and all actual or potential obligations, liabilities, claims or disputes relating to the SPA, the Guarantee, and any prior or future “true-up,” “top-up,” make-whole, price protection, value guarantee or similar arrangements relating to the Purchaser investment, on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Settlement Consideration.

1.1 Final Cash Payment . Subject to the terms and conditions of this Agreement, on or promptly after the Effective Date, the Company shall wire to Rubin, Purchaser, or other designee as Rubin may specify in writing, a total of Ninety Thousand Five Hundred Sixty Dollars ($90,560) (the “Settlement Amount”).

1.3 No Further Consideration. Except for the Settlement Amount and the considerations expressly set forth in this Agreement, Releasors acknowledges and agrees that neither the Company, RGH, the Beymans nor any of their respective affiliates, subsidiaries, parent companies, nor their respective agents, representatives, directors, executive officers or investors, owes Rubin or the Purchaser any additional cash, shares, securities, or other consideration of any kind with respect to the matters released herein, including, but not limited to, by the transactions contemplated by the SPA.

2. Full and Final Satisfaction; Termination of Guarantee.

2.1 Full and Final Satisfaction. Releasors acknowledge and agrees that upon the bank confirmation of the wire of the Settlement Amount in accordance with Section 1.1, the Settlement Amount constitutes full and final satisfaction and settlement of (a) the Guarantee and any and all obligations arising under or relating to the SPA, including but not limited to Section 4 of the SPA, and (b) any and all prior or alleged “true-up,” “top-up,” make-whole, price protection, value guarantee or similar obligations or arrangements (whether written or oral) relating to the SPA and the Releasors investment.

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2.2 Waiver of Future Claims for Additional Payments/Shares. Releasors irrevocably waive any right to assert any future claim for additional payments, shares or other consideration based on fluctuations in the trading price of the Company’s common stock (or any other security), the market value of any shares previously issued or delivered, the timing of any sales, or the existence of any restriction on transfer.

2.3. All prior obligations, responsibilities, covenants, representations or warranties, whether written or oral, relating to the transactions contemplated by the SPA or settlement thereof are hereby void and shall be of no further force and effect, and the SPA shall be terminated as of the effective date hereof.

3. Release by Purchaser and Rubin (Releasors).

3.1 Released Parties. For purposes of this Agreement, “Released Parties” means the Company. RGH, the Beymans, and each of their respective past, present and future subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective past, present and future officers, directors, members, managers, employees, agents, representatives, attorneys, accountants, insurers, and (in the case of the Beymans) family members and trusts.

3.2 General Release. Rubin, on behalf of himself and his heirs, executors, administrators, representatives, successors and assigns (collectively, the “Rubin Releasing Parties”), and Purchaser, their principals, partners, officers, directors, shareholders, subsidiaries, associated companies, employees, agents, attorneys, assignors, and successors and assigns thereof (collectively the “Purchaser’s Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges each of the Released Parties from any and all claims, demands, causes of action, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees), whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, at law or in equity, that any Rubin Releasing Party and Purchaser Releasing Party ever had, now has, or may have, arising out of, relating to, or in any way connected with: (a) the SPA (including, without limitation, Section 4 thereof), (b) the Guarantee, (c) any shares previously issued or delivered to Rubin or the Purchaser in connection with the foregoing (including the 12,000-share issuance referenced in the Recitals), (d) any alleged shortfall in value, make-whole, price protection, top-up or true-up relating to the Purchaser’s or Rubin’s investment, and (e) the negotiation, documentation, performance or enforcement of the foregoing, in each case through and including the Effective Date (collectively, the “Released Matters”).

Purchaser and Rubin acknowledge and agree that they have had an opportunity to discuss this Agreement with their respective counsel(s) prior to its execution.

3.3 Unknown Claims. It is the express intent of Purchaser/Rubin to waive any and all claims that they have against the persons and entities herein released, including any claims which are presently unknown, unsuspected, unanticipated, or undisclosed. Purchaser/Rubin acknowledges that they may hereafter discover facts different from or in addition to those which they now know or believes to be true with respect to the Released Matters. Nevertheless, Purchaser/Rubin intends this Agreement to be, and it shall be, a full and final release of all Released Matters, including any claims based on unknown or different facts. Purchaser/Rubin knowingly and voluntarily assumes the risk of any such unknown facts.

4. Release by the Company Parties.

4.1 Company Released Parties. For purposes of this Section 4, “Company Releasing Parties” means the Company, RGH and the Beymans, and each of their respective affiliates and representatives.

4.2 Mutual Release. Each of the Company Releasing Parties hereby irrevocably and unconditionally releases Purchaser/Rubin and his affiliates, successors and assigns from any and all claims that such releasing Party ever had, now has, or may have arising out of the Released Matters; provided that this Section 4 shall not release Purchaser/Rubin from (a) their obligations under this Agreement, or (b) any claims based on fraud in the execution of this Agreement.

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5. Covenant Not to Sue.

Purchaser/Rubin covenant not to institute or maintain any judicial, administrative, arbitral, or other proceeding, dispute, suit, or action at law or equity against any Released Party, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, penalties, fines, or compensation of any kind or character, resulting or to result, known or unknown, past, present, or future which are, were, might or could have been asserted against a Released Party prior to the date hereof, excluding however, the obligations of the Company pursuant to this Agreement;

The Released Parties covenants not to institute or maintain any judicial, administrative, arbitral, or other proceeding, dispute, suit, or action at law or equity against any Rubin Releasing Party and Purchaser Releasing Party, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, loss of services, expenses, penalties, fines, or compensation of any kind or character, resulting or to result, known or unknown, past, present, or future which are, were, might or could have been asserted against a Rubin Releasing Party and Purchaser Releasing Party prior to the date hereof, excluding however, the obligations of Purchaser/Rubin pursuant to this Agreement.

6. No Admission.

This Agreement is the result of a compromise and settlement. Nothing in this Agreement shall be construed as an admission of liability, wrongdoing or fault by any Party or Released Party, all of which are expressly denied.

7. Representations and Acknowledgments.

Representation.

7.1 Authority; Capacity. Each Party represents and warrants that it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

7.2 No Assignment. Purchaser and Rubin represents and warrants that they have not assigned, transferred or encumbered any claim or right released herein, and that no other person or entity has any interest in any Released Matter through Purchaser and/or Rubin.

7.3 Opportunity to Consult Counsel. By signing this Agreement, Purchaser/Rubin hereby acknowledges and confirms that: (i) they have read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, been advised in writing of the right to consult with an attorney of their choosing and have consulted with counsel to the extent they believed was necessary before executing this Agreement; (iii) they knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; (iv) they are executing this Agreement in exchange for good and valuable consideration; and (v) they were given adequate time under all applicable laws to fully consider the terms of this Agreement.

7.4 Tax and Accounting. Each Party acknowledges that it has not relied upon any representations of any other Party regarding the tax or accounting treatment of the transactions contemplated hereby, and that each Party will determine such treatment in consultation with its own advisors.

8. Confidentiality; Non-Disparagement.

8.1 Confidentiality. Except as otherwise provided in this Agreement, the Parties agree to keep the terms of this Agreement strictly confidential and agree that the Parties have not, and will not, disclose any information concerning the negotiation or terms of this Agreement or the disputes to any person or entity except the Parties’ attorney(s), financial advisors, board members or other employees as applicable, unless legally required or ordered to do so, whether to comply with public disclosure requirements or by a subpoena or order from a court of competent jurisdiction. The Parties acknowledge and agree that if questioned by anyone regarding the terms of this Agreement, the Parties will only state that the matter has been resolved and nothing else,

8.2 Non-Disparagement. Rubin agrees not to make any statement (oral or written) that disparages or reasonably could be expected to disparage any Released Party, or any of the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that nothing herein prohibits truthful testimony or disclosures required by law.

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9. Governing Law; Venue; Waiver of Jury Trial; Fees.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from this agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Florida. The Parties irrevocably submit to the personal jurisdiction and venue of the state and federal courts located in Fort Lauderdale, Florida. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs and other expenses, whether or not taxable as costs.

10. Miscellaneous.

10.1 Integration: This Agreement contains the full, complete, and integrated statement of each and every term and provision agreed to by and among the Parties and supersedes any prior writings or agreements (written or oral) between or among the Parties, which prior agreements may no longer be relied upon for any purpose. This Agreement shall not be orally modified in any respect and can be modified only by the written agreement of the Parties supported by acknowledged written consideration.

10.2 Amendments; Waivers. This Agreement may be amended only by a written instrument executed by Rubin and the Company. Any waiver must be in writing and signed by the Party against whom the waiver is to be enforced.

10.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed to best effectuate the Parties’ intent.

10.4 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered by PDF, email, DocuSign or other electronic means shall be deemed effective for all purposes.

10.5 Further Assurances. The Parties agree to execute and deliver such further documents and instruments and take such further actions as may reasonably be requested to carry out the intent of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RELEASOR:		PURCHASER:

Eli Rubin		Excellent Photo

By:	/s/ Eli Rubin	By:	/s/ Eli Rubin
Name:	Eli Rubin	Name:	Eli Rubin
Date:		Title:
Date:

THE COMPANY:		BEYMANS:

Reliance Global Group, Inc		Ezra S. Beyman

By:	/s/ Reliance Global Group, Inc	/s/ Ezra S. Beyman
Name:		Date:
Title:
Date:		Debbie Beyman

/s/ Debbie Beyman
Date:

RGH:

Reliance Global Holdings, LLC

By:	/s/ Reliance Global Holdings, LLC
Name:
Title:
Date:

[Signature Page to Full and Final Release and Settlement Agreement]

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